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                                                                 [METLIFE LOGO]

MetLife Investors USA Insurance Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

                                March 24, 2006

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

   Re:   MetLife Investors USA Separate Account A
         MetLife Investors USA Insurance Company
         File Nos. 333-125755 and 811-03365 ("Registration Statement") SEC Accession No. 0001193125-05-124159

Dear Sir or Madam:

   Pursuant to Rule 477(a) under the Securities Act of 1933, as amended, MetLife Investors Insurance Company ("MLI USA") and MetLife Investors USA Separate Account A (the "Registrant") hereby request the withdrawal of Registrant's initial registration statement on Form N-4 for the USA 2 Contracts (the "Contracts"), SEC File No. 333-125755, filed with the Securities and Exchange Commission on June 13, 2005.

   MLI USA and the Registrant are requesting withdrawal of the Registration Statement for the Contracts because MLI USA has determined not to sell the Contracts. Therefore, MLI USA and the Registrant hereby request that an order be issued granting their request for withdrawal of the Registration Statement for the Contracts as soon as is practicable. No Contracts were sold in connection with the Registration Statement.

   If you have any questions regarding this matter, please contact Tom Conner of Sutherland, Asbill & Brennan LLP at (202) 383-0590.

                                      Sincerely,

                                      MetLife Investors USA Insurance Company

                                      /s/ Michele H. Abate
                                      --------------------------------------
                                      Michele H. Abate
                                      Assistant General Counsel
                                      Metropolitan Life Insurance Company

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U.S. Securities and Exchange Commission
Page 2

                                      MetLife Investors USA Separate Account A

                                      /s/ Michele H. Abate
                                      --------------------------------------
                                      Michele H. Abate
                                      Assistant General Counsel
                                      Metropolitan Life Insurance Company

cc: W. Thomas Conner
    Robert S. Lamont